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                                                                     EXHIBIT 8.2


                                 PIPER & MARBURY
                                     L.L.P.

                              CHARLES CENTER SOUTH
                             36 SOUTH CHARLES STREET               WASHINGTON
                         BALTIMORE, MARYLAND 21201-3018             NEW YORK
                                  410-539-2530                    PHILADELPHIA
                                FAX: 410-539-0489                    EASTON


                                 March ___, 1998

Trusted Information Systems, Inc.
3060 Washington Road
Glenwood, Maryland 21738

        Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of February 22, 1998, by and among Trusted Information Systems, Inc. (the "Company"), Parent and Thor Acquisition Corp. ("Sub")

Ladies and Gentlemen:

        We have acted as special counsel to Trusted Information Systems, Inc. (the "Company") in connection with the transactions contemplated by the Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of February 22, 1998, by and among the Company, Network Associates, Inc. ("Parent") and Thor Acquisition Corp. ("Merger Sub"). This opinion is delivered on the effective date of a Registration Statement on Form S-4 (the "Registration Statement"), which includes the definitive Joint Proxy Statement/Prospectus of Parent and Company dated March ____, 1998 (the "Proxy Statement/Prospectus"), with respect to the transactions contemplated by the Merger Agreement. The delivery of a letter expressing opinions in substantially the form hereof, and the reconfirmation of such opinions on and as of the Effective Time, are conditions to the obligations of Company to consummate the Merger pursuant to section 6.1(d) of the Merger Agreement. All capitalized terms used herein, unless otherwise specified, shall have the meanings ascribed to them in the Merger Agreement.

        In rendering our opinions, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. Our opinions assume, among other things, the accuracy as of the date hereof, and the accuracy as of the Effective Time, of such facts, information, covenants, statements and representations, as well as an absence of any change in the foregoing that are material to such opinions between the date hereof and the Effective Time.

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Trusted Information Systems, Inc.
March ___, 1998
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        We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the transactions related to the Merger or contemplated by the Merger Agreement that are to be consummated at the Effective Time will be consummated at the Effective Time in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus. In addition, our opinions are expressly conditioned on, among other things, the accuracy as of the date hereof, and the accuracy as of the Effective Time, of statements and representations contained in certificates executed by officers of Parent and Company as to certain facts relating to, and knowledge and intentions of, Parent and Company, and certain facts relating to the Merger. We have assumed that such statements and representations will be reconfirmed as of the Effective Time.

        In rendering our opinion, we have considered the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder by the Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the U.S. Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinions are based could affect our conclusions stated herein. In addition, there can be no assurance that the Internal Revenue Service would not take a position contrary to that which is stated in this opinion letter.

        Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

        1. the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code, and Company, Parent and Merger Sub will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and

        2. the summaries of Federal income tax consequences set forth in the Proxy Statement/Prospectus under the headings "Summary -- Income Tax Treatment" and "Approval of the Merger and Related Transactions -- Certain Federal Income Tax Considerations" are accurate in all material respects as to matters of law and legal conclusions.

        Except as set forth above, we express no opinion to any party as to any consequences of the Merger or any transactions related thereto. We are furnishing this


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Trusted Information Systems, Inc.
March ___, 1998
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opinion to you solely in connection with the effectiveness of the Registration
Statement, and it is not to be used, relied upon, circulated, quoted or otherwise referred to by any other person for any other purpose without our prior written consent. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Securities Exchange Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law.

                                      Very truly yours,